Exhibit 99.1

NEWS RELEASE

Monday, August 15, 2005

FOR IMMEDIATE RELEASE

PETRO STOPPING CENTERS ANNOUNCES SECOND QUARTER RESULTS AND CONFERENCE CALL

EL PASO, Texas, August 15, 2005 — Petro Stopping Centers, L.P. today announced its operating results for the second quarter ended June 30, 2005.

FINANCIAL HIGHLIGHTS

Net revenue for the second quarter 2005 of $438.1 million was $122.3 million, or 38.7%, higher than the same period in 2004, with comparable unit revenues increasing $98.7 million, or 31.3%. A Petro Stopping Center is considered a comparable unit in 2005 if it was operated twelve months in 2004. The increase in revenue was driven primarily by a 29.8% increase in the average retail selling price per fuel gallon and increased fuel gallons sold, as well as improved non-fuel sales and the addition of three sites. Net income for the three months ended June 30, 2005 of $4.0 million was $318,000 higher than the same period in 2004. Compared to the same period last year, EBITDA increased $591,000, or 4.4%, to $14.0 million for the three months ended June 30, 2005. The three truck stops, which opened at the end of the first quarter of 2005, added $513,000 to EBITDA. No provision for income taxes is reflected in the Company’s consolidated financial statements because of its organization as a partnership.

ADDITIONAL DEVELOPMENTS

On July 19, 2005, Petro Stopping Centers announced it opened a new franchised location in Remington, IN. The new location is the fourth Petro location within the state of Indiana.

In addition, on July 26, 2005, Petro Stopping Centers acquired the Bordentown Junction Truck Stop in Burlington County, New Jersey, which was an existing Petro Stopping Center owned by a franchisee. In connection with the acquisition of the Bordentown site, Petro Stopping Centers also issued an additional $25 million of its Senior Second Secured 9% Notes due 2012.

ANALYST CONFERENCE CALL

Jim Cardwell, President and Chief Operating Officer, and Edward Escudero, Chief Financial Officer and Secretary, will host a conference call on Tuesday, August 16, 2005 at 11:00 a.m. eastern time to discuss earnings results. The phone number to access the conference call is 1-800-762-6067.

ABOUT PETRO

Petro Stopping Centers, L.P. is a leading owner and operator of large, multi-service truck stops. Since opening the first Petro Stopping Center in 1975, the nationwide network has grown to 63 facilities located in 31 states. Of these locations, 41 are company-operated and 22 are franchised. Petro Stopping Centers are situated at convenient locations with easy highway access and target the unique needs of professional truck drivers. Petro offers a broad range of products, services, and amenities, including diesel fuel, gasoline, home-style Iron Skillet® restaurants, Petro:Lube® truck service centers, and travel and convenience stores.

FORWARD-LOOKING STATEMENTS

All statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and inherently involve certain risks, uncertainties and assumptions that are difficult to predict. These statements are based on the Company’s estimates, actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Petro Stopping Centers, L.P. assumes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

NON-GAAP MEASURES

EBITDA is a non-GAAP measure that represents net income before interest expense, depreciation and amortization, equity in income (loss) of affiliates, less interest income. We regularly utilize EBITDA because we believe this measure is recognized as a supplemental measurement tool widely used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt, and its capacity for making capital expenditures. We also use EBITDA, in addition to operating income and cash flows from operating activities, to assess our performance relative to our performance in prior periods.

EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as a measure under generally accepted accounting principles. EBITDA and the associated period-to-period trends should not be considered in isolation, and may differ in method of calculation from similarly titled measures used by other companies. We believe that it is important for investors to have the opportunity to evaluate us using all of these measures.

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FOR ADDITIONAL INFORMATION CONTACT

Mr. Edward Escudero

Chief Financial Officer and Secretary

(915) 779-4711

www.petrotruckstops.com

PETRO STOPPING CENTERS, L.P.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended June 30,
	2004	2005
	(As Restated)
Net revenues:
Fuel (including motor fuel taxes)	$249,473	$365,208
Non-fuel	66,340	72,910

Total net revenues	315,813	438,118

Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	236,282	351,501
Non-fuel	26,843	29,781
Operating expenses	34,858	37,943
General and administrative	4,344	4,829
Depreciation and amortization	3,849	4,114
Loss on disposition of fixed assets	29	16

Total costs and expenses	306,205	428,184

Operating income	9,608	9,934

Equity in income (loss) of affiliate	182	(15)
Interest income	24	31
Interest expense	(6,144)	(5,962)

Net income	$3,670	$3,988

PETRO STOPPING CENTERS, L.P

RECONCILIATION OF NET INCOME TO EBITDA

(in thousands)

	Three Months Ended June 30,
	2004	2005
	(As Restated)
Net income	$3,670	$3,988
Add:
Interest expense	6,144	5,962
Depreciation and amortization	3,849	4,114
Equity in (income) loss of affiliate	(182)	15
Less:
Interest income	(24)	(31)

EBITDA	$13,457	$14,048